Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mercury Computer Systems, Inc.:

As independent registered public accountants, we hereby consent to the incorporation by reference in Mercury Computer Systems, Inc. Registration Statements (No. 333-53291, 333-52864, 333-101993, 333-112989, 333-112990, 333-124294, 333-129929, 333-139019, 333-139020, 333-149046, 333-156364, 333-163705, 333-163707, 333-172775, 333-177770 and 333-177771) on Form S-8 and the registration statement (No. 333-175978) on Form S-3 of our report dated June 14, 2011, relating to the consolidated financial statements of KOR Electronics and Subsidiary appearing in this Current Report on Form 8-K/A of Mercury Computer Systems, Inc.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN McCANN P.C.

Orange County, California
February 8, 2012